Exhibit 99.2

Roundy’s, Inc. Announces Pricing of Secondary Offering of Common Stock by Selling Shareholders

MILWAUKEE – May 19, 2015 – Roundy’s, Inc. (“Roundy’s” or the “Company”) (NYSE: RNDY), a leading grocer in the Midwest, today announced the pricing of an underwritten secondary offering of 3.5 million shares of its common stock owned by funds controlled by Willis Stein and Partners, LLC at a price to the public of $3.50 per share. An additional 525,000 shares may be sold by Willis Stein if the underwriter exercises in full its option to purchase additional shares. Roundy’s will not receive any proceeds from this secondary offering. The offering is expected to close on May 22, 2015.

Credit Suisse is the sole underwriter for the offering. This offering is being made by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained by sending a request to: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by e-mail at newyork.prospectus@credit-suisse.com.

This offering is being made pursuant to a shelf registration statement filed with the SEC on December 13, 2013 and amended on January 9, 2014, which became effective on January 22, 2014. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock or any other securities, and there shall not be any offer, solicitation or sale of securities mentioned in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such any state or jurisdiction.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4 billion in sales and more than 22,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 150 retail grocery stores and 100 pharmacies under the Pick ’n Save, Copps, Metro Market and Mariano’s retail banners in Wisconsin and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Forward-Looking Statements

This release contains forward-looking statements about the Company’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

Investor Contact:

James J. Hyland

Vice President of Investor Relations, Corporate Communications and Public Affairs

james.hyland@roundys.com

414-231-5811